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                    December 14, 2022

       Deborah O'Connor
       Chief Financial Officer
       ACCO Brands Corporation
       Four Corporate Drive
       Lake Zurich, Illinois 60047

                                                        Re: ACCO Brands
Corporation
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-08454

       Dear Deborah O'Connor:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing